EXHIBIT 11.1

                       GLOBAL VILLAGE COMMUNICATION, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands, except per share data)


                                     Three Months Ended September 30,   Six Months Ended September 30,
                                            1996            1995            1996            1995
                                          --------        --------        --------        --------
Net income (loss)
    from continuing operations            $   (173)       $  2,900        $ (4,979)       $  5,227
                                          --------        --------        --------        --------

Discontinued operations
    Income (loss) from continuing
       operations                         $ (1,565)       $   (597)       $ (1,822)       $ (1,320)

    Income (loss) from discontinued
       operations, net of taxes           $  2,133              --        $  2,133              --

                                          --------        --------        --------        --------
    Net income (loss)                     $    395        $  2,303        $ (4,668)       $  3,907
                                          ========        ========        ========        ========

Weighted average shares
    outstanding during the period           16,734          16,434          16,766          16,334
Common stock equivalents                       654           1,432              --           1,489
                                          --------        --------        --------        --------
                                            17,388          17,866          16,766          17,823
                                          ========        ========        ========        ========

    Net income (loss) per share
       from continuing operations         $  (0.01)       $   0.16        $  (0.30)       $   0.29
    Net income (loss) per share
       from discontinued operations       $   0.03        $  (0.03)       $   0.02        $  (0.07)

                                          --------        --------        --------        --------
    Net income (loss) per share           $   0.02        $   0.13        $  (0.28)       $   0.22
                                          ========        ========        ========        ========



(1) Fully diluted earnings per share have not been presented because the differences from primary are not significant.